Exhibit 99.1
NPK REPORTS FOURTH QUARTER
AND FULL YEAR 2024 RESULTS
THE WOODLANDS, TEXAS – February 26, 2025 – NPK International Inc. (NYSE: NPKI) (“NPK” or the “Company”) today announced results for the three and twelve months ended December 31, 2024.
FOURTH QUARTER 2024 RESULTS
(all comparisons versus the prior year period unless otherwise noted)
•Revenues of $57.5 million, +24%
•Operating income from continuing operations of $11.6 million
•Operating margin from continuing operations of 20.2%
•Income from continuing operations of $8.0 million, or $0.09 per diluted share; Adjusted Income from Continuing Operations of $7.1 million, or $0.08 per diluted share
•Adjusted EBITDA from Continuing Operations of $17.1 million, +35%
•Adjusted EBITDA margin from Continuing Operations of 29.7%
•Total cash of $18 million and total debt of $8 million as of December 31, 2024
FULL YEAR 2024 RESULTS
(all comparisons versus the prior year period unless otherwise noted)
•Revenues of $217.5 million, +5%
•Operating income from continuing operations of $32.4 million
•Operating margin from continuing operations of 14.9%
•Income from continuing operations of $35.6 million, or $0.41 per diluted share; Adjusted Income from Continuing Operations of $20.3 million, or $0.23 per diluted share
•Adjusted EBITDA from Continuing Operations of $54.9 million, +12%
•Adjusted EBITDA margin from Continuing Operations of 25.2%

	Fourth Quarter
(In millions)	2024	2023	Change
Revenues	$57.5	$46.5	$11.0
Operating income from continuing operations	$11.6	$6.1	$5.5
Adjusted EBITDA from continuing operations	$17.1	$12.7	$4.4
Operating margin from continuing operations (%)	20.2%	13.1%	710	bps
Adjusted EBITDA margin from continuing operations (%)	29.7%	27.3%	240	bps

	Full Year
(In millions)	2024	2023	Change
Revenues	$217.5	$207.6	$9.9
Operating income from continuing operations	$32.4	$22.9	$9.5
Adjusted EBITDA from continuing operations	$54.9	$48.9	$6.0
Operating margin from continuing operations (%)	14.9%	11.0%	390	bps
Adjusted EBITDA margin from continuing operations (%)	25.2%	23.6%	160	bps
MANAGEMENT COMMENTARY
“We delivered a strong finish to a historic year for NPK,” stated Matthew Lanigan, President and CEO of NPK International. “Through our third quarter 2024 divestiture, we streamlined our business model to focus exclusively on site-access and specialty rental solutions. We have also sharpened our commercial strategy and completed the expansion of our commercial sales team, to accelerate the penetration of higher-value growth opportunities. This transformative shift positions us to further optimize our return on invested capital through continued investments in organic expansion, targeted investments in inorganic growth and our $50 million share repurchase authorization.”
“Our nationwide sales coverage model and targeted focus on key growth accounts has positioned us to prioritize higher-growth, higher-value opportunities, consistent with our strategic focus. Our team demonstrated strong execution on our commercial growth and operational excellence initiatives throughout the year, a performance that culminated in 12% year-over-year organic growth in Adjusted EBITDA,” continued Lanigan. “Revenue growth and continued cost discipline contributed to improved operating leverage, resulting in 160 bps of Adjusted EBITDA margin expansion, when compared to the prior year.”
“We delivered an outstanding fourth quarter performance,” continued Lanigan. “Fourth quarter revenue and Adjusted EBITDA increased by 24% and 35%, respectively, as rental revenue reached a new single-quarter record. Gross margin increased by nearly 500 bps to a two-year high, supported by a more favorable sales mix, while Adjusted EBITDA margin increased by 240 bps to 29.7%, when compared to the prior year.”
“During the fourth quarter, we launched our new brand identity, NPK International, a leading worksite access solutions company committed to providing best-in-class products and services to support our customers critical infrastructure projects,” continued Lanigan. “We continue to make progress with our industry reclassification process and currently expect our new industry classification to be finalized before our first quarter 2025 results conference call.”
“Today, we are introducing financial guidance for the full-year 2025,” continued Lanigan. “We remain constructive on the long-term outlook for utility and critical infrastructure spending, together with our proven ability to deliver profitable growth through the cycle. To that end, at the midpoint of our 2025 financial guidance, we anticipate revenue and Adjusted EBITDA growth of 10% and 18%, respectively, when compared to the full-year 2024. Our guidance also assumes 2025 net capital expenditures of between $35 million to $40 million, approximately 80% of which is expected to be allocated toward the continued expansion of our rental fleet.”
“Entering 2025, NPK is uniquely positioned to capitalize on both favorable demand conditions within our utilities transmission and critical infrastructure markets, along with increased adoption of our next-generation composite matting technology,” continued Lanigan. “We remain focused on accelerating our pace of organic growth through geographic expansion, market share gains, and capabilities expansion within our worksite access markets, while continuing to drive efficiency improvements and cost optimization across the organization, consistent with our long-term focus on sustained value creation.”

BUSINESS UPDATE
NPK is engaged in a multi-year business transformation plan designed to drive organic commercial growth within targeted, higher-margin product and rental markets; improve asset optimization and organizational efficiency; and pursue a capital allocation strategy that prioritizes investments in opportunities with superior return profiles, together with a programmatic return of capital program.
Fourth quarter 2024 highlights include:
•Strong customer demand for matting rental and related services. Revenues from specialty rental and related services increased to a record $42 million in the fourth quarter, driven by elevated demand from key customer accounts in support of scheduled transmission projects. Revenues from product sales also increased to $16 million for the fourth quarter of 2024, reflecting typical quarterly fluctuations in order and delivery timing.
•Improved operating efficiency. NPK remains focused on efficiency improvements and operating cost optimization across every aspect of its business. The Company continues to evaluate and execute actions intended to streamline the organization and its cost structure, while targeting SG&A as percentage of revenue in the mid-teens percent range by early 2026. In the fourth quarter of 2024, NPK’s SG&A as percentage of revenue was 18.6%, a decline of nearly 350 bps versus the prior year period.
•Robust return of capital program. In February 2024, the Board of Directors increased the authorization for repurchases of common stock up to $50.0 million. No share repurchases were made in 2024 due to trading blackout restrictions associated with the Fluids Systems sale process that was completed in September 2024, along with other events.
•New brand identity. During the fourth quarter of 2024, the Company announced a name change from Newpark Resources (NYSE: NR) to NPK International (NYSE: NPKI). On December 19, 2024, the Company’s common stock began trading on the NYSE under the ticker symbol ‘NPKI’.
FINANCIAL PERFORMANCE
In the fourth quarter of 2024, NPK generated income from continuing operations of $8.0 million, or $0.09 per diluted share, on total revenue of $57.5 million, compared to income from continuing operations of $5.2 million, or $0.06 per diluted share, on total revenue of $46.5 million, in the prior year period. Income from continuing operations for the fourth quarter of 2024 includes an income tax benefit of $1.3 million primarily reflecting the release of valuation allowances on U.S. state net operating losses following the sale of the Fluids Systems business. Gross margin was 39.2% in the fourth quarter 2024, compared to 34.2% in the fourth quarter of 2023. The Company reported Adjusted EBITDA from Continuing Operations of $17.1 million in the fourth quarter of 2024, or 29.7% of total revenue, compared to $12.7 million, or 27.3% of total revenue, in the fourth quarter of 2023.
Selling, general and administrative expenses were $10.7 million (18.6% of revenues) in the fourth quarter of 2024, compared to $10.2 million (22.1% of revenues) in the prior year period. For the full year 2024, selling, general and administrative expenses were $46.0 million (21.2% of revenues), compared to $51.1 million (24.6%) in the prior year.
BALANCE SHEET AND LIQUIDITY
As of December 31, 2024, NPK had total cash of $18 million, total debt of $8 million, and available liquidity under its U.S. ABL credit facility of $66 million. Additionally, the Company had $18 million of receivables and net deferred consideration from the Fluids Systems sale as of December 31, 2024.
Operating cash flow used $4 million in the fourth quarter of 2024, which included $20 million usage in net working capital driven by the elevated business activity. Capital investments used $12 million, net, primarily funding the expansion of the mat rental fleet to support increased fourth quarter customer demand. The Company reduced debt outstanding by $6 million in the fourth quarter and remained in a net cash positive position as of December 31, 2024.
FINANCIAL GUIDANCE
The following forward-looking guidance reflects the Company’s current expectations and beliefs as of February 26, 2025 and is subject to change. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document.
For the full year 2025, NPK currently anticipates the following:
•Revenues in a range of $230 million to $250 million
•Adjusted EBITDA in a range of $60 million to $70 million
•Capital expenditures in a range of $35 million to $40 million
FOURTH QUARTER 2024 RESULTS CONFERENCE CALL
A conference call will be held Thursday, February 27, 2025 at 9:30 a.m. ET to review the Company’s financial results and conduct a question-and-answer session.
A webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.npki.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.
To participate in the live teleconference:

Domestic Live:	800-245-3047
International Live:	203-518-9765
Conference ID:	NPKIQ424
To listen to a replay of the teleconference, which subsequently will be available through March 6, 2025:

Domestic Replay:	800-839-5629
International Replay:	402-220-2556
ABOUT NPK INTERNATIONAL
NPK International Inc. is a temporary worksite access solutions company that manufactures, sells, and rents recyclable composite matting products, along with a full suite of services, including planning, logistics, and site restoration. As a geographically diversified company, the Company delivers superior quality and reliability across critical infrastructure markets, including electrical transmission and distribution, oil and gas exploration, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at www.npki.com.
FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “guidance,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by NPK, particularly its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q, as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to our recently completed sale of the Fluids Systems business; our ability to generate organic growth; economic and market conditions that may impact our customers’ future spending; the effective management of our fleet, including our ability to properly manufacture, safeguard, and maintain our fleet; international operations; operating hazards present in our and our customers’ industries and substantial liability claims; our contracts that can be terminated or downsized by our customers without penalty; our product offering and market expansion; our ability to attract, retain, and develop qualified leaders, key employees, and skilled personnel; expanding our services in the utilities sector, which may require unionized labor; the price and availability of raw materials; inflation; capital investments and business acquisitions; market competition; technological developments and intellectual property; severe weather, natural disasters, and seasonality; public health crises, epidemics, and pandemics; our cost and continued availability of borrowed funds, including noncompliance with debt covenants; environmental laws and regulations; legal compliance; the inherent limitations of insurance coverage; income taxes; cybersecurity incidents or business system disruptions; activist stockholders that may attempt to effect changes at our Company or acquire control over our Company; share repurchases; and our amended and restated bylaws, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. NPK’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.npki.com.
INVESTOR RELATIONS CONTACT
Noel Ryan or Paul Bartolai
Investors@npki.com

NPK International Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Twelve Months Ended
(In thousands, except per share data)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Revenues	$57,524	$44,207	$46,455	$217,489	$207,648
Cost of revenues	35,001	32,067	30,566	140,359	135,094
Selling, general and administrative expenses	10,713	11,005	10,249	46,048	51,083
Other operating (income) loss, net	166	(99)	(437)	(1,269)	(1,469)
Operating income from continuing operations	11,644	1,234	6,077	32,351	22,940

Foreign currency exchange (gain) loss	699	(562)	(717)	869	(889)
Interest expense, net	9	943	953	2,621	4,107
Income from continuing operations before income taxes	10,936	853	5,841	28,861	19,722

Provision (benefit) for income taxes from continuing operations (1)	2,888	(14,016)	673	(6,738)	5,573
Income from continuing operations	8,048	14,869	5,168	35,599	14,149

Discontinued operations:
Income (loss) from discontinued operations before income taxes	(712)	629	(3,893)	4,360	5,460
Loss on sale of discontinued operations before income taxes	—	(195,729)	—	(195,729)	—
Provision (benefit) for income taxes from discontinued operations	(1,367)	(5,933)	1,751	(5,508)	5,093
Income (loss) from discontinued operations	655	(189,167)	(5,644)	(185,861)	367

Net income (loss)	$8,703	$(174,298)	$(476)	$(150,262)	$14,516

Income (loss) per common share - basic:
Income from continuing operations	$0.09	$0.17	$0.06	$0.41	$0.16
Income (loss) from discontinued operations	0.01	(2.19)	(0.07)	(2.17)	—
Net income (loss)	$0.10	$(2.02)	$(0.01)	$(1.75)	$0.17

Income (loss) per common share - diluted:
Income from continuing operations	$0.09	$0.17	$0.06	$0.41	$0.16
Income (loss) from discontinued operations	0.01	(2.16)	(0.06)	(2.13)	—
Net income (loss)	$0.10	$(1.99)	$(0.01)	$(1.72)	$0.16

Weighted average shares:
Basic	86,416	86,377	85,003	85,819	86,401
Diluted	87,222	87,490	87,228	87,395	88,315
(1) Includes an income tax benefit of $1.3 million and $15.9 million for the three months and twelve months ended December 31, 2024, respectively, primarily reflecting the release of valuation allowances on U.S. federal and state net operating losses and other tax credit carryforwards following the sale of the Fluids Systems business. The three months ended September 30, 2024 includes $14.6 million related to such items.

NPK International Inc.
Operating Results
(Unaudited)

	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Revenues
Rental and service revenues	$41,800	$32,408	$35,580	$145,785	$149,954
Product sales revenues	15,724	11,799	10,875	71,704	57,694
Total revenues	$57,524	$44,207	$46,455	$217,489	$207,648

Operating income from continuing operations	$11,644	$1,234	$6,077	$32,351	$22,940
Operating margin from continuing operations	20.2%	2.8%	13.1%	14.9%	11.0%

NPK International Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$17,756	$789
Receivables, net (1)	74,841	42,818
Inventories	14,659	18,606
Prepaid expenses and other current assets	5,728	4,690
Current assets of discontinued operations	—	290,321
Total current assets	112,984	357,224

Property, plant and equipment, net	187,483	165,544
Operating lease assets	11,793	11,192
Goodwill	47,222	47,283
Other intangible assets, net	10,331	12,461
Deferred tax assets	15,593	1,367
Other assets	8,276	1,582
Noncurrent assets of discontinued operations	—	45,683
Total assets	$393,682	$642,336

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$2,900	$6,319
Accounts payable	19,459	16,345
Accrued liabilities	22,300	21,026
Current liabilities of discontinued operations	—	92,594
Total current liabilities	44,659	136,284
		.
Long-term debt, less current portion	4,827	55,710
Noncurrent operating lease liabilities	10,896	10,713
Deferred tax liabilities	1,203	3,697
Other noncurrent liabilities	5,602	4,191
Noncurrent liabilities of discontinued operations	—	16,377
Total liabilities	67,187	226,972

Common stock, $0.01 par value (200,000,000 shares authorized and 111,669,464 and 111,669,464 shares issued, respectively)	1,117	1,117
Paid-in capital	633,239	639,645
Accumulated other comprehensive loss	(2,871)	(62,839)
Retained earnings (deficit)	(139,466)	10,773
Treasury stock, at cost (25,114,978 and 26,471,738 shares, respectively)	(165,524)	(173,332)
Total stockholders’ equity	326,495	415,364
Total liabilities and stockholders’ equity	$393,682	$642,336
(1) Receivables, net as of December 31, 2024, includes $23 million for amounts due from the purchaser including estimated deferred consideration related to the sale of the Fluids Systems business.

NPK International Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended December 31,
(In thousands)	2024	2023
Cash flows from operating activities:
Net income (loss)	$(150,262)	$14,516
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Loss on divestitures	195,729	—
Impairments and other non-cash charges	—	6,356
Depreciation and amortization	27,530	31,372
Stock-based compensation expense	5,247	6,638
Provision for deferred income taxes	(20,304)	(482)
Credit loss expense	698	1,209
Gain on sale of assets	(4,297)	(2,904)
Gain on insurance recovery	(874)	—
Amortization of original issue discount and debt issuance costs	983	541
Change in assets and liabilities:
(Increase) decrease in receivables	(28,012)	64,812
Decrease in inventories	9,746	2,256
(Increase) decrease in other assets	(3,913)	307
Increase (decrease) in accounts payable	12,488	(25,065)
Increase (decrease) in accrued liabilities and other	(6,590)	445
Net cash provided by operating activities	38,169	100,001

Cash flows from investing activities:
Capital expenditures	(43,531)	(29,232)
Proceeds from divestitures, net of cash disposed	48,499	19,833
Proceeds from sale of property, plant and equipment	4,997	3,709
Proceeds from insurance property claim	1,385	—
Other investing activities	(3,089)	—
Net cash provided by (used in) investing activities	8,261	(5,690)

Cash flows from financing activities:
Borrowings on lines of credit	177,541	241,873
Payments on lines of credit	(224,292)	(277,591)
Debt issuance costs	(50)	—
Purchases of treasury stock	(4,505)	(34,265)
Proceeds from employee stock plans	139	606
Other financing activities	(15,715)	(11,670)
Net cash used in financing activities	(66,882)	(81,047)

Effect of exchange rate changes on cash	(212)	576

Net increase (decrease) in cash, cash equivalents, and restricted cash	(20,664)	13,840
Cash, cash equivalents, and restricted cash at beginning of period	38,901	25,061
Cash, cash equivalents, and restricted cash at end of period	$18,237	$38,901

NPK International Inc.
Non-GAAP Reconciliations
(Unaudited)

To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include Adjusted Income (Loss) from Continuing Operations, Adjusted Income (Loss) from Continuing Operations Per Common Share, earnings before interest, taxes, depreciation and amortization (“EBITDA”) from Continuing Operations, Adjusted EBITDA from Continuing Operations, Adjusted EBITDA Margin from Continuing Operations, and Free Cash Flow.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and liquidity with that of other companies in our industry. Management uses these measures to evaluate our operating performance, liquidity and capital structure. In addition, our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.
Adjusted Income (Loss) from Continuing Operations and Adjusted Income (Loss) from Continuing Operations Per Common Share
The following tables reconcile the Company’s income from continuing operations and income from continuing operations per common share calculated in accordance with GAAP to the non-GAAP financial measures of Adjusted Net Income from Continuing Operations and Adjusted Net Income from Continuing Operations Per Common Share:

Consolidated	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Income from continuing operations (GAAP)	$8,048	$14,869	$5,168	$35,599	$14,149
Gain on insurance recovery	—	—	—	(67)	—
Gain on legal settlement	—	—	—	(550)	—
Severance costs	416	113	—	1,337	1,487
Tax on adjustments	(87)	(24)	—	(151)	(312)
Unusual tax items (1)	(1,280)	(14,617)	—	(15,897)	—
Adjusted Income from Continuing Operations (non-GAAP)	$7,097	$341	$5,168	$20,271	$15,324

Adjusted Income from Continuing Operations (non-GAAP)	$7,097	$341	$5,168	$20,271	$15,324

Weighted average common shares outstanding - basic	86,416	86,377	85,003	85,819	86,401
Dilutive effect of stock options and restricted stock awards	806	1,113	2,225	1,576	1,914
Weighted average common shares outstanding - diluted	87,222	87,490	87,228	87,395	88,315

Adjusted Income from Continuing Operations Per Common Share - Diluted (non-GAAP):	$0.08	$—	$0.06	$0.23	$0.17
(1) Unusual tax items for the three months ended December 31, 2024 and September 30, 2024 primarily reflects the release of valuation allowances on U.S. federal and state net operating losses and other tax credit carryforwards that are now expected to be realized following the sale of the Fluids Systems business.

NPK International Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

EBITDA from Continuing Operations, Adjusted EBITDA from Continuing Operations, and Adjusted EBITDA Margin from Continuing Operations
The following table reconciles the Company’s income from continuing operations calculated in accordance with GAAP to the non-GAAP financial measures of EBITDA from Continuing Operations, Adjusted EBITDA from Continuing Operations, and Adjusted EBITDA Margin from Continuing Operations:

Consolidated	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Revenues	$57,524	$44,207	$46,455	$217,489	$207,648
Operating income from continuing operations (GAAP)	$11,644	$1,234	$6,077	$32,351	$22,940

Income from continuing operations (GAAP)	$8,048	$14,869	$5,168	$35,599	$14,149
Interest expense, net	9	943	953	2,621	4,107
Provision (benefit) for income taxes	2,888	(14,016)	673	(6,738)	5,573
Depreciation and amortization	5,724	5,592	5,908	22,656	23,596
EBITDA from Continuing Operations (non-GAAP)	16,669	7,388	12,702	54,138	47,425
Gain on insurance recovery	—	—	—	(67)	—
Gain on legal settlement	—	—	—	(550)	—
Severance costs	416	113	—	1,337	1,487
Adjusted EBITDA from Continuing Operations (non-GAAP)	$17,085	$7,501	$12,702	$54,858	$48,912
Operating Margin (GAAP)	20.2%	2.8%	13.1%	14.9%	11.0%
Adjusted EBITDA Margin from Continuing Operations (non-GAAP)	29.7%	17.0%	27.3%	25.2%	23.6%

Free Cash Flow
The following table reconciles the Company’s net cash provided by (used in) operating activities calculated in accordance with GAAP to the non-GAAP financial measure of Free Cash Flow:

Consolidated	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net cash provided by (used in) operating activities (GAAP)	$(4,127)	$2,765	$36,159	$38,169	$100,001
Capital expenditures	(13,591)	(9,472)	(9,098)	(43,531)	(29,232)
Proceeds from sale of property, plant and equipment	1,809	1,146	757	4,997	3,709
Free Cash Flow (non-GAAP)	$(15,909)	$(5,561)	$27,818	$(365)	$74,478

NPK International Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)
Trailing Twelve Months (“TTM”)

Consolidated	Three Months Ended				TTM
(In thousands)	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	December 31, 2024
Revenues	$48,967	$66,791	$44,207	$57,524	$217,489
Operating income from continuing operations (GAAP)	$6,966	$12,507	$1,234	$11,644	$32,351

Income from Continuing Operations (GAAP)	$4,054	$8,628	$14,869	$8,048	$35,599
Interest expense, net	760	909	943	9	2,621
Provision (benefit) for income taxes	1,907	2,483	(14,016)	2,888	(6,738)
Depreciation and amortization	5,666	5,674	5,592	5,724	22,656
EBITDA from Continuing Operations (non-GAAP)	12,387	17,694	7,388	16,669	54,138
Gain on insurance recovery	(67)	—	—	—	(67)
Gain on legal settlement	(550)	—	—	—	(550)
Severance costs	633	175	113	416	1,337
Adjusted EBITDA from Continuing Operations (non-GAAP)	$12,403	$17,869	$7,501	$17,085	$54,858
Operating Margin (GAAP)	14.2%	18.7%	2.8%	20.2%	14.9%
Adjusted EBITDA Margin from Continuing Operations (non-GAAP)	25.3%	26.8%	17.0%	29.7%	25.2%